Exhibit 10.4

POWER SALES CONTRACT

between

PUBLIC UTILITY DISTRICT NO. 1

OF CHELAN COUNTY, WASHINGTON

and

PUGET SOUND POWER & LIGHT COMPANY

THIS POWER SALES CONTRACT, made and entered into as of the fourteenth day of November, 1957, by and between PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON (hereinafter called the "District"), a municipal corporation organized and existing under the laws of the State of Washington, and PUGET SOUND POWER & LIGHT COMPANY (hereinafter called the "Purchaser"), a private corporation organized and existing under the laws of the State of Massachusetts,
W I T N E S S E T H
WHEREAS, the District is authorized by law to own and operate an electric public utility system or systems for the purpose of furnishing the District and the inhabitants thereof and other persons, including public and private corporations within or without its limits, with electric current for all uses; and
WHEREAS, the Commission of the District on the 20th day of November, 1956, adopted Resolution No. 1412 providing a plan and system for the acquisition and construction of an electric utility system known as the Rocky Reach Hydro-Electric System (Federal Power Commission Licensed Project No. 2145) and pursuant thereto issued $23,100,000 of bonds to defray a portion of the cost of the acquisition and construction of the Rocky Reach Hydro-Electric Power Project (hereinafter defined as the "Project"), and expects to issue additional bonds in the estimated amount of approximately $260,000,000 pursuant to a resolution of the District, to obtain the monies estimated to be necessary to complete the acquisition and construction of said Project, a certified copy of each of said resolutions having been delivered to the Purchaser; and
WHEREAS, said Project will initially have seven (7) turbogenerators with total peaking capability of approximately 775,000 kilowatts or more, and associated transmission and transformation facilities connecting the Project with the system of the Bonneville Power Administration (hereinafter referred to as "Bonneville"), and with the District's Rock Island Hydro-Electric Project (Federal Power Commission Licensed Project No. 943), the latter of which in turn is connected through transmission and transformation facilities of the District to the District's Lake Chelan Hydro-Electric Project (Federal Power Commission Licensed Project No. 637).
NOW, THEREFORE, for and in consideration of the premises and of the covenants and undertakings of the parties hereinafter set forth, and subject to the provisions of the hereinabove described bond resolutions and license, and to the laws of the State of Washington, the parties hereto covenant and agree as follows:

SECTION 1.     Definitions
As used in this contract, the following words and phrases shall have the meanings hereinafter set forth, unless the context shall clearly indicate that another meaning is intended:
(A)           The term "Project." shall mean the Rocky Reach Hydro-Electric Power Project licensed by the Federal Power Commission as Project No. 2145 Washington, and any amendments thereto, and extensions or renewals thereof, or licensed under a new or annual license upon expiration thereof, and authorized to be acquired and constructed by the District pursuant to Resolution No. 1412 adopted by the Commission of the District November 20, 1956, except as otherwise provided in Section 23 of this contract.
(B)           The term "Generator Bus" shall mean the point on the low-voltage side of the Project generating station's transformer banks at which point the electric output of the Project is measured.
(C)           The term "Rocky Reach Project Output" (hereinafter referred to as "Project Output") shall mean the amount of power and energy, including reactive power, produced by said Project at any time during the term of this contract under the operating conditions which exist at that time; and after deductions for station use and losses, service to Project supervisors' cottages in the vicinity of the Project, replacement of power and energy due to tailwater encroachment on the District's Lake Chelan Hydro-Electric Project not exceeding 4,000 kilowatts of annual average energy so long as License No. 2145 for the Project is not amended so as to adversely affect the District's Lake Chelan Hydro-Electric Project, and replacement of power and energy for losses if required by law to be made available to the owner of the proposed Wells Project; provided, however, for the purposes of Section 5 and Section 15 hereof with respect to scheduling of power and energy, including reactive power, and pondage, Project Output shall be deemed to mean the power and energy capable of being produced under the conditions above specified in this paragraph (C) of this Section 1.
(D)           The term "Uncontrollable Forces" shall mean any cause reasonably beyond the control of either party to this contract and which by the exercise of due diligence such party is unable to prevent or overcome, including but not limited to an act of God, fire, flood, explosion, strike, sabotage, an act of the public enemy, civil or military authority including court orders, injunctions, and orders of government agencies with proper jurisdiction, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers.
(E)           The term "Rocky Reach Hydro-Electric System Revenue Bonds" (sometimes hereinafter referred to as the "Bonds") shall mean the electric revenue bonds issued or partly issued and to be issued by the District and at any time outstanding for the purpose of providing funds for the payment of all costs of the District incurred in connection with the financing, acquisition and construction of the Project, including, but without limitation, amounts required to pay interest on all of said Bonds during the estimated period of construction and for such additional period or periods thereafter as shall be specified in the resolution or resolutions authorizing the issuance of said Bonds, to provide working capital, to repay any advances made by the District, Puget Sound Power & Light Company or others in connection with the investigation, development and/or construction of the Project which are repayable out of the proceeds of said Bonds, and to provide the amounts required for the Reserve Account in the Bond Fund and for the Reserve and Contingency Fund as provided for in the resolution or resolutions authorizing the issuance of said Bonds, and shall include the bonds referred to in paragraphs (F) and (G) of this Section 1.
(F)           The term "Series of 1956 Bonds" shall mean the Rocky Reach Hydro-Electric System Revenue Bonds, Series of 1956, issued by the District in the aggregate principal amount of $23,100,000 pursuant to Resolution No. 1412 adopted November 20, 1956 for the purpose of defraying a portion of the cost of acquiring and constructing the Project
(G)           The term "Subsequent Series Bonds" shall mean the Rocky Reach Hydro-Electric System Revenue Bonds to be issued by the District pursuant to a resolution or resolutions to be adopted as authorized under the provisions of Resolution No. 1412, to pay all of the estimated costs of the financing, acquisition and construction of the Project in the aggregate principal amount estimated to be necessary for that purpose and which have been issued prior to the Date of Commercial Operation of the Project, when supplemented by the proceeds of the Series of 1956 Bonds, including but without limitation, amounts required to pay the costs and expenses enumerated in paragraph (E) of this Section.
(H)           The term "Purchasers" shall mean Puget Sound Power & Light Company, Aluminum Company of America, Portland General Electric Company, Pacific Power & Light Company, and The Washington Water Power Company and, with the consent of the District, shall include additional purchasers of a percentage share of Project Output under contracts similar to this contract.
(I)           The words "Date of Commercial Operation", and any clause or phrase referring to the commencement of commercial operation of the Project, shall mean the day the District is ready to deliver power and energy from the last of the initial seven (7) generating units to be installed in the Project after each of said seven (7) units has been installed and has been placed in normal continuous operation.

SECTION 2.     Term of Contract
This contract shall be in full force and effect as of the date of execution thereof until the Series of 1956 Bonds and the Subsequent Series Bonds are paid or provision is made for the retirement thereof in accordance with Section 14.2 of the resolutions authorizing the issuance of said bonds, or fifty (50) years from and after the Date of Commercial Operation, whichever is later.

SECTION 3.     Construction of Project
The District will diligently proceed with the construction of the Project until it is completed, except to the extent that such construction is delayed or impeded by reason of Uncontrollable Forces.  The District estimates that the first and seventh generating units in the Project will be ready for commercial operation on the following dates:
1st Unit                      -           July 15, 1961
7th Unit                      -           May 15, 1962
The District will prepare and submit to the Purchaser monthly reports of progress during the period of construction of the Project and quarterly reports including data as to the date of expected completion of the Project and the comparison of estimated construction time and cost with the estimates made prior to commencing construction and shall promptly advise the Purchaser of any substantial engineering and construction problems as they arise.
Purchaser, together with other purchasers may also at its or their option, maintain at its or their expense an observer at the Project who shall be given full access at reasonable times to the Project and to all plans, records or other documents under the control of the District relating to the Project.

SECTION 4.     Coordinated Operation of the Project
Subject to the provisions of the license issued by the Federal Power Commission for the Project, the stream flow of the Columbia River, water storage and flood rights relating to the Project, and the operating and maintenance requirements of the Project consistent with good practice, the District agrees that it will during the term of this contract maintain and operate the Project in consultation with the Purchaser as provided for in Section 9 hereof.  It is the intent of the parties hereto that, subject to the requirements of Section 5 hereof, the District shall operate and maintain the Project so as to produce the maximum power and energy, including reactive power, usable in and coordinated to the load requirements of the parties hereto and of all other purchasers of power and energy from the Project, and to the maximum feasible extent with the Northwest Power Pool, that the Project is capable of producing; provided, the District in order to prevent injury to persons or to avoid damage to property or equipment, may in an emergency without consultation with the Purchaser, temporarily interrupt or reduce deliveries of power and energy hereunder but only for so long as such emergency shall exist, and shall promptly notify the Purchaser of the extent of and reason for such interruption or reduction.  Prior to the expiration of the license for the Project issued by the Federal Power Commission the District shall apply for, and use and continue to use its best efforts to obtain, a new license or annual licenses authorizing it to maintain and operate the Project for a term which shall not be less than the unexpired term of this contract.
SECTION 5. Power and Energy To Be Made Available To Purchaser - Scheduling
Beginning on the Date of Commercial Operation and thereafter for the duration of this contract, the District agrees to make available to the Purchaser at the Point of Delivery designated in Section 12 hereof, power and energy from the Project in an amount equal to fifty per centum (50%) of the Project Output, less transmission and transformation losses between the Generator Bus and the Point of Delivery associated with such amount; provided, that the District may, upon giving Purchaser at least three (3) years' prior written notice of any withdrawal, withdraw from the Purchaser percentages of the Project Output up to an aggregate of eleven and one-tenth per centum (11.1%) of the Project Output for ultimate utilization in Chelan and Douglas Counties, but in no event shall any notice of withdrawal be given before the Date of Commercial Operation.
The District agrees to make available to the Purchaser and the Purchaser agrees to take from the District, in addition to the power and energy made available as provided in the preceding paragraph of this Section 5, power and energy in amounts up to the following additional percentages of Project Output, less transmission and transformation losses between the Generator Bus and the Point of Delivery associated with such amounts, which the District does not retain for ultimate utilization in Chelan and Douglas Counties, for the periods of time set opposite each percentage, to-wit:
2.2% July 1, 1967 to the termination of this contract, plus an additional 2.4% July 1, 1972 to the termination of this contract, plus an additional 2.2% July 1, 1977 to the termination of this contract, provided, that the District, at least two (2) years prior to the beginning of each such period, shall have given the Purchaser written notice as to the percentage, up to the maximum of each of the foregoing amounts, to be made available to the Purchaser.  The District reserves the right to withdraw for ultimate utilization in Chelan and Douglas Counties the additional percentages of Project Output made available to the Purchaser pursuant to the provisions of this paragraph of this Section 5 on three (3) years' advance written notice; provided, however, that no such notice for the withdrawal of any such additional percentages shall be given until two (2) years after the beginning of any period in which the additional percentage applies.
The foregoing amounts of power and energy made available to the Purchaser pursuant to the preceding paragraphs of this Section 5, and the corresponding related percentages of the Project Output, are hereinafter referred to as the "Purchaser's Share of Project Output" and the "Purchaser's Allotment", respectively.  The Purchaser's Allotment of all initial Purchasers is set forth in Exhibit "A", hereto attached.
The Purchaser shall be entitled to the use of a share of the total usable pondage at the Project (hereinafter called "Purchaser's Allotment of Pondage").  Such share of the pondage shall be determined by multiplying the total equivalent energy of such pondage by Purchaser's Allotment.  The District shall establish a pondage account for the Purchaser in an initial amount equal to the Purchaser's Allotment of Pondage.
The Purchaser, acting singly or in concert with other Purchasers, shall make available to the District at least eight (8) hours before 12:01 A.M. of each day an hourly schedule of requested total energy deliveries for that day.  Such schedule and deliveries thereunder shall not exceed the Purchaser's Share of Project Output.  Revisions in such schedule for any day may be made at any time on request to the District by the Purchaser during such day if such revisions are required by reason of changes in estimated requirements of the Purchaser's system and changes in such schedule shall be made as required to reflect actual river flow conditions at the Project.  Deviations from the total scheduled production of the Project shall be held to a minimum by the District and corrected as promptly as possible on an hourly basis under conditions as nearly equivalent as possible to those obtaining when the deviation occurred.  Such schedule shall be prepared in accordance with the following provisions:
(a)           A base schedule shall be prepared, determined from the probable inflow water supply to the Project for that day, not including pondage;
(b)           In addition to each daily base schedule established pursuant to paragraph (a) of this Section, a schedule of hourly use of pondage shall be prepared; provided, however, that such use of pondage shall not result in releases of water at the Project inconsistent with the provisions of Article 40 of Federal Power Commission License No. 2145 and shall not result in reducing said pondage account below zero nor increasing it above the initial amount.  The Purchaser shall schedule equivalent energy to its pondage account in amounts sufficient to restore the account to its initial amount by 7:00 A.M. of the Monday following delivery from said account.  The Purchaser's obligation to restore its pondage account shall be reduced proportionately when inflow of the river exceeds the hydraulic capacity of the Project and will be cancelled when spill occurs;
(c)           The hourly schedule of requested total energy deliveries shall be the composite of the schedules referred to in paragraphs (a) and (b) of this Section 5.

SECTION 6.     Payments by Purchaser to the District
From and after the date of Commercial Operation, the Purchaser agrees to pay to the District in annual amounts (adjusted for any changes in Purchaser's Allotment during the year) in monthly installments for power and energy made available to the Purchaser under this contract, which amounts shall be equal to the District's costs associated with the ownership, operation and maintenance of and renewals and replacements to the Project multiplied by the Purchaser's Allotment.  Such costs shall include, but shall not be limited to, the following items of cost incurred or paid by the District in connection with the Project, whether or not the Project is inoperable or the operation thereof is interrupted, suspended, pr interfered with, in whole or in part, during the term of this contract or during any portion of said term, to-wit:
(a)           All expenses of the Project, less credits properly related thereto, chargeable to Operating Expense Accounts under the Uniform System of Accounts for Public Utilities and Licensees, as the same are prescribed by the Federal Power Commission at the date of the execution of this contract (hereinafter called the "Uniform System of Accounts"), except the expense enumerated in paragraph (e) of this Section.  The term "Operating Expense Accounts" shall include renewals and replacements of "Minor Items of Property" as such term is used in the Uniform System of Accounts.  Improvements and extensions to or any replacement of "Units of Property", as the latter term is used in the Uniform System of Accounts, shall be charged to the Reserve and Contingency Fund;
(b)           Governmental taxes, assessments, or other similar charges lawfully imposed upon or incurred by the District due to the District's ownership or operation of, or sale of power from, said Project, or voluntary payments in reasonable amounts in lieu of such taxes; and
(c)           An amount equal to the amount required to pay:
(1)           The principal of and interest on (to the extent that such interest is not paid from the Construction Fund), and premiums if any, which are required to be paid on the Rocky Reach Hydro-Electric System Revenue Bonds in accordance with the schedules of monies to be made available for bond retirement provided in the resolutions of the District authorizing the issuance of said bonds;
(2)           Amortization of the indebtedness of the District to the Fiscal Agent of the District as the balance of the compensation of said Fiscal Agent for services rendered in connection with the development and financing of the Project;
(3)           Amortization of the indebtedness of the District to the Attorney for the District as the balance of the compensation for legal services rendered in connection with the development and financing of the Project.
The indebtedness to be paid to the District's Fiscal Agent and Attorney, as provided in subparagraphs (2) and (3) above, shall not exceed thirty-five ten-thousandths of the net proceeds, exclusive of accrued interest, received by the District from the sale of all revenue bonds issued by it to pay all the remaining costs incurred in connection with the financing, acquisition and construction of the Project as defined in paragraph (A) of Section 1 of this contract, payable twenty-eight and three-quarters (28-3/4) ten-thousandths thereof in thirty (30) equal semi-annual installments, without interest to maturity, beginning on the tenth day of the seventh month following the month in which the Date of Commercial Operation occurs, and six and one-quarter (6-1/4) ten-thousandths thereof in ten (10) equal semi-annual installments beginning six months from the maturity date of the thirtieth (30th) semi-annual installment above described.  In the event a portion of the monies required to pay all of the estimated remaining costs of the financing, acquisition and construction of the Project, as defined in paragraph (A) of Section 1 of this contract, is hereafter obtained by the District otherwise than as net proceeds received from the sale of revenue bonds issued by it, the monies so obtained shall for the purpose of this paragraph be considered the same as net proceeds received from the sale of revenue bonds issued by the District, but net proceeds received from the sale of revenue bonds thereafter issued by the District to repay the monies so obtained shall not be considered as net proceeds received from the sale of revenue bonds issued by the District.
The term "net proceeds'' as used in this paragraph (c) shall mean the amount of money received by the District from such sales after deducting any amount representing accrued interest on the bonds so sold, and brokerage or placement fees payable to bankers for effecting such sales.
(d)           An amount equal to:
(1)           Fifteen per centum (15%) of the payments specified in subparagraph (1) of paragraph (c) of this Section or, during periods when such fifteen per centum (15%) of such payments is insufficient to enable the District to make the payments into the Reserve and Contingency Fund pursuant to the provisions of Section 6.4 of Resolution No. 1412 and paragraph D of Section 8 hereof, such other sums as may be necessary to enable the District to make said payments; plus
(2)           The amounts required, if any, during the term of this contract for necessary renewals to and replacements of the Project which are in excess of the monies available in the Reserve and Contingency Fund together with any bond proceeds available for such purpose pursuant to the provisions of Section 7 hereof and the proceeds of any applicable insurance;
(3)           Such additional amounts, if any, as shall be mutually agreed upon between the parties hereto.
(e)           Any cost of or reasonable accruals for payment of any assessments or agreed payments for benefits received by the District for the account of the Project from upstream storage or other headwater improvements on the Columbia River or its tributaries, of the nature now provided for in Section 10(f) of the Federal Power Act.  Any accruals for the foregoing purposes will be set aside into a "Contingent Operating and Maintenance Reserve Fund", and any such assessments or agreed payments shall be charged against the Contingent Operating and Maintenance Reserve Fund to the extent of such accruals for the year involved; and provided, further, that the difference between the amount accrued and the amount of any such assessments for upstream benefits when actually determined by the Federal Power Commission, or its successor, or the amount of such agreed payment when made, shall be accounted for, billed to and paid by or credited to the Purchaser, in the same manner and on the same basis that accounting, billing and payment would have been made therefor if such cost had been determined during the period in which such benefits were received.
From the aggregate of the foregoing amounts there shall be deducted any credits (not deducted pursuant to paragraph (a) of this Section 6) by reason of the receipt of any revenues and other income derived from sources other than the direct sale of power from the Project, excluding from such credits revenues from investment of monies in the Reserve Account in the Bond Funds created and to be created by the resolutions of the District authorizing the Rocky Reach Hydro-Electric System Revenue Bonds and in the Reserve and Contingency Fund created by Section 6.4 of Resolution No. 1412 of the District and in the Construction Fund created by Section 6.6 of Resolution No. 1412.  The revenues so derived from the investment of monies in said Funds shall accrue to said respective Funds.  If the amounts included in paragraph (b) of this Section 6 result in a cost to the Project exceeding that which would otherwise result if all of the Project Output were sold to public utility customers for resale, any such excess shall be collected from the customer, the sale to which results in such excess, and the amounts so collected shall constitute a credit hereunder.
The amounts payable by the Purchaser to the District pursuant to subparagraph (1) of paragraph (c) of this Section 6 shall not commence until the first calendar month in which the interest on the Bonds referred to in said subparagraph is not payable from the Construction Fund to be created by resolution of the District authorizing the issuance of said Bonds; and shall be paid in substantially equal monthly installments on or before the twentieth (20th) day of each calendar month for such month as advance payments on account of the bills to be submitted by the District, pursuant to Section 22 hereof.  Notwithstanding any provision of this contract, it is not intended that Purchaser by this contract assumes any obligation or liability as guarantor, endorser, surety or otherwise, in respect to the securities issued or to be issued by the District.

SECTION 7.     Issuance of Additional Bonds
The District agrees that, should the costs to the District in connection with any unusual loss or damage or major renewals of or replacements to the Project be in excess of the monies then in the Reserve and Contingency Fund and proceeds of insurance policies, if any, covering such loss or damage, the District will issue additional bonds payable from the revenues of the Project to pay that portion of such costs which exceeds the sum of (a) the proceeds of insurance policies, if any, and (b) the monies then in the Reserve and Contingency Fund in excess of $2,000,000 provided the District can then legally issue such bonds and that such bonds can be marketed.  The District shall take all reasonable steps to establish the legality of and to sell such bonds.  Any resolution authorizing the issuance of such bonds, or additional bonds for the acquisition or construction of additions and betterments to or extensions of the Project, shall provide for annual payments into a special fund for the payment of the principal of, interest on, and premium if any, on said bonds over a period of time which shall not be less than the estimated service life of the facilities to be acquired or constructed from the proceeds thereof, which annual payments shall be as nearly equal as practicable in each year in which provision is made for the retirement of principal.  Such bonds shall be included in the definition of "Rocky Reach Hydro-Electric System Revenue Bonds" for the purpose of determining the annual power costs of the District set forth in Section 6 hereof and the payments to be made by Purchaser to the District pursuant to subparagraph (1) of paragraph (c) and subparagraph (1) of paragraph (d) of said Section 6.

SECTION 8.     Project Revenues - Special Funds
The District agrees that it will maintain the special funds created and established by Resolution No. 1412, which resolution authorized the Series of 1956 Bonds, and that like funds will be created and established by the resolution authorizing the Subsequent Series Bonds (and any bonds issued to defray the cost of additions and betterments or major replacements to the Project that shall be required to maintain it in good and efficient operating condition by reason of any unusual loss or damage to the Project for which funds are not available from the proceeds of insurance or from the Reserve and Contingency Fund), which funds and the purposes thereof are as follows:
A.           A Construction Fund, and a Construction Interest Account in said Fund, into which Fund there shall be deposited all amounts received or collected prior to the Date of Commercial Operation as specified in Section 6.1 of the resolution authorizing the Subsequent Series Bonds and the proceeds of sale of all Rocky Reach Hydro-Electric System Revenue Bonds, except:
1.           A sum not to exceed Two Million Dollars ($2,000,000) to be deposited in the Revenue Fund mentioned in paragraph B of this Section 8;
2.           An amount of cash equal to the largest amount required to be paid or set aside in the Interest Account in the Bond Fund created for the payment of each series of such Bonds (hereinafter referred to in subparagraph 1 of paragraph C of this Section 8) with respect to any such series of Bonds in any twelvemonth period from the date of such Bonds to the final maturity date thereof.
Monies in the Construction Fund from time to time shall be used only for the purpose of paying interest on said Bonds to the Date of Commercial Operation and for six (6) months thereafter, and for paying, or reimbursing payments made in connection with, costs of construction of the Project.  Surplus monies remaining in the Construction Fund after paying or providing for the payment of the foregoing amounts shall be paid into the Reserve and Contingency Fund (hereinafter mentioned in paragraph D of this Section 8) in addition to all other payments required to be paid therein;
B.           A Revenue Fund into which shall be placed initially Two Million Dollars ($2,000,000) from the proceeds of sale of the Subsequent Series Bonds for working capital, and into which all income, revenues, receipts and profits derived by the District from the operation of the Project subsequent to the Date of Commercial Operation shall be deposited;
C.           A Bond Fund for each series of said Bonds into which the District will transfer from the Construction Fund or from the Revenue Fund in substantially equal monthly installments the amounts required annually by such resolutions for the purpose of paying the principal of, interest on, and premium if any, on the Rocky Reach Hydro-Electric System Revenue Bonds in accordance with their terms, which shall include:
1.           An Interest Account in each of the Bond Funds into which there shall be paid in equal monthly installments the amount required to pay the interest on the Bonds semi-annually.  During the period prior to the Date of Commercial Operation and for six months thereafter the interest on the Bonds shall be paid out of the Construction Interest Account in the Construction Fund;
2.           A Reserve Account in each of the Bond Funds for the Series of 1956 Bonds, the Subsequent Series Bonds, and each other series of bonds issued thereafter.  There has been, or there will be, paid into the Reserve Account for each such series of bonds from the proceeds of sale of each such series an amount of cash equal to the largest amount of interest to be paid on such series of bonds, respectively, during any twelve-month period from the date of such series of bonds to the final maturity thereof.  Such Reserve Accounts shall thereafter be maintained at all times at said amounts by additional payments from the Revenue Fund as may become necessary as long as any of such Bonds or additional bonds are outstanding.
The Reserve Account: in the Bond Fund for the Series of 1956 Bonds shall be used for the purpose of making up any deficiencies in the Interest Account and the Bond Retirement Account in said Bond Fund, and the Reserve Account in the Bond Fund for the Subsequent Series Bonds shall be used for the purpose of making up any deficiency in the Interest Account in said Bond Fund.
Any monies in the Reserve Accounts in the Bond Funds in excess of the minimum amounts required to be maintained therein may, and when such excess monies amount to One Hundred Thousand Dollars ($100,000) or more shall, be used at least semi-annually to retire Bonds by call for redemption, or for the purchase of Bonds at prices not exceeding the then applicable call price.  During the period prior to the Date of Commercial Operation and for six months after said date, any excess monies in the Reserve Account shall be transferred to the Construction Fund;
3.           Bond Retirement Accounts in the Bond Funds into which shall be paid monthly the amounts specified in paragraph B of Section 6.2 of each of the aforesaid bond resolutions, which amounts shall be used for the purpose of retiring Bonds by call for redemption or purchase as therein stated;
D.           The Reserve and Contingency Fund into which there shall be paid Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($66,666.67) per month beginning with the first month after the Date of Commercial Operation until the balance therein is equal to Eight Million Dollars ($8,000,000), and thereafter, and during the remainder of the term of this contract, such amounts payable monthly as may be required to maintain said fund in that amount, such later payments, however, not to exceed the amount of the first monthly payment.  After all of the Bonds are retired, any amounts in the Reserve and Contingency Fund in excess of $8,000,000 shall be ratably applied to reduce the payments to be made by the Purchaser pursuant to Section 6 hereof.
The monies in the Reserve and Contingency Fund shall be used for the following purposes:
1.           To make up any deficiency in the Bond Funds;
2.           To pay the cost of renewals and replacements to the Project;
3.           To pay the cost of additions to and extensions of the Project, excepting the cost of the additional facilities referred to in Section 23 hereof;
4.           To pay extraordinary operation and maintenance costs in connection with the Project.
All monies in the Reserve and Contingency Fund in excess of Eight Million Dollars ($8,000,000) shall be used for retiring Rocky Reach Hydro-Electric System Revenue Bonds in the manner provided in the resolutions authorizing the issuance of said Bonds, at least annually.
Should any amount remain in any of the funds established in connection with the Project, including working capital and all reserves, in excess of outstanding obligations against such funds at the expiration of this contract, there shall be refunded to the Purchaser, as excess payment for power and energy theretofore purchased, a share of such remainders determined by multiplying the total thereof by the percentage of the Project Output to which the Purchaser is entitled pursuant to the provisions of this contract immediately prior to the expiration of the term thereof as specified in Section 2 hereof.

SECTION 9.     Project Purchaser's Committee - Arbitration
(a)           In order that the Purchasers may, in an orderly way, participate in problems relating to the Project, there is hereby established the Project Purchasers' Committee (herein called the "Committee").  The Purchaser and each of the other Purchasers are entitled to representation on the Committee and may each appoint a representative to attend Committee meetings.  A Chairman shall be elected by the members of the Committee.  The Committee will meet regularly as determined by the Committee, for the purpose of discussing the problems with respect to said Project and may make recommendations to the District with reference thereto.  Special meetings may be called by the Chairman and shall be called by the Chairman at the request of the District or upon the request of members of the Committee representing one-third (1/3) of the power purchased by the members.  All meetings will be held in Wenatchee, Washington, or at such other place or places as may be determined by the Committee.  The District shall not be liable for any cost or expense of the Committee or any member thereof.
(b)           The District shall give the Committee reasonable notice, in no case less than thirty (30) days except in the event of an emergency requiring immediate action, whenever it proposes to replace items of major equipment in or to construct additions or betterments to or extensions of said Project, or to enter into additional new or special contractual arrangements relating to and substantially modifying the operation of said Project, or the cost of power therefrom.
(c)           The District will give due consideration to the recommendations of the Committee.  In considering said recommendations, the District shall give due regard to the objective of achieving from said Project the optimum electric power production consistent with economy, reliability and facility of operation and the District's statutory duties.  If in the opinion of the Committee the District has given inadequate consideration to its informal recommendations, written recommendations may be made to the District whenever such recommendations are approved in writing by members of the Committee representing Purchasers who are purchasing two-thirds (2/3) of the power purchased by the Purchasers.  Such written recommendations shall be forwarded to the District with appropriate supporting data.  The District shall take action on such recommendations within a reasonable time by adopting, modifying, or rejecting such recommendations.  If the District modifies or rejects said recommendations it shall notify the Committee of its action in writing, giving the reasons therefor.
(d)           If the District modifies or rejects a written recommendation of the Committee dealing with matters which may be arbitrated as set forth in subparagraph (e) hereof, and made in accordance with the procedures set forth in subparagraph (c) hereof, the Committee may, by affirmative vote of members of the Committee representing Purchasers who purchase two-thirds (2/3) of the power purchased by the Purchasers, submit the recommendation to a board of arbitrators.  The board of arbitrators shall be composed of three (3) persons, one of whom shall be appointed by the District, one of whom shall be appointed by the affirmative vote of members of the Committee representing Purchasers who are purchasing more than one-half (1/2) of the power purchased by the Purchasers, and the third person shall be appointed by the two persons so appointed.  In the event said two members cannot agree upon the appointment of a third person, then such third person shall be appointed by the Chief Justice of the Supreme Court of the State of Washington.  The procedure for arbitration shall be governed by the laws of the State of Washington.  Insofar as the parties hereto may legally do so, they agree to abide by the decision of said board; provided, that the District shall not be bound by any decision of a board of arbitration to the extent that such decision is retroactive beyond the date when the matter arbitrated was made the subject of written recommendation of the Committee.
(e)           The matters which may be arbitrated in accordance with subparagraph (d) hereof shall consist of all matters pertaining to the maintenance, and operation of or additions or betterments to, or extensions of, or replacements or renewals to, the Project, insurance to be carried on said Project (which in no event shall be less than that required under the terms of the bond resolution), amounts to be charged to the cost of operating the Project as a result of voluntary payments in lieu of taxes and all other matters materially affecting the cost of power to the Purchasers, except such of said matters as are by law vested exclusively in the discretion of the District.
(f)           In the event this Section 9 or any paragraph, sentence, clause or phrase thereof shall be finally adjudicated by a court of competent jurisdiction to be invalid or illegal, the remainder of this contract shall be unaffected by such adjudication, and all other provisions of this contract shall remain in full force and effect as though this Section or such part thereof so adjudicated to be invalid had not been included herein.

SECTION 10.     Board of Consulting Engineers on Construction Problems
The District shall appoint and maintain during the construction of the Project a Board of five (5) Consulting Engineers of outstanding ability and national reputation, which shall include two (2) engineers selected from a list of not less than four (4) such engineers submitted by the Committee to the District.

SECTION 11.     Increase of Purchaser's Allotment
In the event of a Default (as hereinafter defined) by any of the other Purchasers, the Purchaser's Allotment at that time shall be automatically increased, which increase shall be effective for the remaining term of this contract, pro rata with that of the other Purchasers, but the cumulative total of all such increases on account of Defaults shall never exceed twenty-five per centum (25%) of the Purchaser's Allotment immediately prior to such Default (excluding from the Purchaser's Allotment for this purpose any increases made therein under the provisions of this Section 11); provided, however, that the Purchaser's Allotment including the cumulative total of all such increases and all increases made pursuant to any other provision of this contract shall never exceed fifty-six and eight-tenths per centum (56.8%) of the Project Output.  For the purposes of this Section 11, the District shall be considered a Purchaser and its Purchaser's Allotment at the time of Default shall be equal to that percentage of the Project Output which remains after deducting the total of the percentages representing all other Purchaser's Allotments, at the time of Default, from the Project Output.
The term "Default" as used herein shall mean the failure by any one of the Purchasers to make the payments specified in Section 6 hereof and contemporaneously with said failure to make payments there shall exist, with respect to that one of the Purchasers, any one or more of the following conditions:
(a)           An order, judgment or decree shall be entered by any court of competent jurisdiction:
(1)           Appointing a receiver, trustee or liquidator for any of the Purchasers or the whole or any substantial part of the properties of any of the Purchasers;
(2)           Approving a petition filed against any of the Purchasers under the provisions of an Act to Establish a Uniform System of Bankruptcy Throughout the United States, Approved July 1, 1898, as amended;
(3)           Granting relief to any of the Purchasers under an amendment to said Bankruptcy Act which shall give relief similar to that afforded by said Act; or
(4)           Assuming custody or control of the whole or any substantial part of any of the Purchaser's properties under the provisions of any other law for the relief or aid of debtors;
and such order, judgment or decree shall not be vacated or set aside or stayed (or, in case custody or control is assumed by said order, such custody or control shall not otherwise be terminated), within sixty (60) days from the date of the entry of such order, judgment or decree.
(b)           Any of the Purchasers shall:
(1)           Admit in writing its inability to pay its debts generally as they become due;
(2)           File a petition in bankruptcy;
(3)           Make an assignment for the benefit of its creditors;
(4)           Consent to the appointment of a receiver of the whole or any substantial part of its properties;
(5)           Be adjudicated a bankrupt on the basis of a petition in bankruptcy filed against it;
(6)           File a petition or an answer seeking relief under any amendment to said Bankruptcy Act which shall afford relief substantially similar to that afforded by said Act; or
(7)           Consent to the assumption by any court of competent jurisdiction under the provisions of any other law for the relief or aid of debtors of custody or control of any of the Purchasers or of the whole or any substantial part of its properties;
provided, that if prior to an imminent default by any of the Purchasers it shall demonstrate to the satisfaction of the District and the other Purchasers receiving in the aggregate at least two-thirds (2/3) of the balance of the Project Output its inability to pay for its Purchaser's Allotment and its ability to pay for a smaller Purchaser's Allotment, then it shall be allowed to thereafter take such smaller Purchaser's Allotment and shall be thereafter liable for the same in the same manner as for its Purchaser's Allotment prior thereto; and, in such event, the automatic increase in the Purchaser's Allotment as above provided shall apply only to the difference between the prior Purchaser's Allotment and such lesser Purchaser's Allotment of that one of the Purchaser's threatened with default,
(c)           If any of the other Purchasers defaults, and the Purchaser's Allotment is automatically increased in accordance with this Section, the Purchaser either individually or as a member of a group shall have a right of recovery from that one of the Purchasers in default for such amount as the Purchaser may sustain as a loss or damage by reason of such default and may commence such suit, action or proceeding as may be necessary or appropriate to recover the amount of said loss or damage.

SECTION 12.     Point of Delivery
The power and energy to be made available to the Purchaser by the District hereunder shall be delivered at the high-voltage side of the transformer banks located at the generating station of the Project.  Other points of delivery within Chelan County may be agreed upon from time to time, Purchaser agreeing to pay the cost of delivering power and energy to any point of delivery other than that herein specified if facilities in addition to initial Project facilities are required for such purpose.

SECTION 13.     Metering
The District shall provide and maintain suitable meters at the Generator Bus of the Project to measure the amounts of power and energy including reactive power produced by the Project.  The District shall also arrange for suitable metering at other points as may be mutually agreed to by the parties hereto.
The District shall cause such metering equipment to be tested at least once every two (2) years.  If the Purchaser requests additional tests and inspections of such metering equipment to be made, the costs thereof shall be paid by the Purchaser unless such metering on tests shows the measurement made by such metering equipment used during the tests varied more than two per centum (2%) from the measurement made by the standard meter used in such tests.  Either party will give the other reasonable notice of the time when any such tests and inspections are to be made in order that both parties may be properly represented at each such test or inspection.

SECTION 14.    Character of Service
Power and energy made available hereunder shall be in the form of three-phase current alternating at a frequency of approximately sixty (60) cycles per second, and deliveries thereof shall be made at approximately 230 kv, or such other voltage as may be mutually agreed upon by the parties hereto.

SECTION 15.     Reactive Power
The District will make available at the Point of Delivery the reactive power included in the Purchaser's Share of Project Output and additional reactive power at any time to the extent that said Purchaser elects to reduce deliveries of power and energy within the Purchaser's Share of Project Output.  Voltage levels at the Project will be maintained in coordination with the Purchaser's system and other interconnected systems.

SECTION 16.     Continuity of Service
The District shall maintain continuous service to Purchaser, but may temporarily interrupt or reduce deliveries of electric energy hereunder if the District determines that such interruption or reduction is necessary or desirable in the case of emergencies, or in order to install equipment in, make repairs, replacements, investigations and inspections of, or perform other maintenance work on the Project.  Except in the case of an emergency and in order that the Purchaser's operations will not be unreasonably interfered with, the District shall give the Purchaser reasonable notice of any such interruption or reduction, the reason therefor, and the probable duration thereof.

SECTION 17.     Notices
Any notice or demand by the Purchaser or the Project Purchasers' Committee under this contract shall be deemed properly given if mailed (certified or registered), postage prepaid, or telegraphed to the Manager of Public Utility District No. 1 of Chelan County, Wenatchee, Washington, and any notice or demand by the District under this contract shall be deemed properly given if mailed (certified or registered), postage prepaid, or telegraphed to the Purchaser at its office in the City of Seattle, Washington.  The designation of the name and address to which any such notice or demand is to be directed may be changed at any time, and from time to time, by either party by similar notice.

SECTION 18.     Assignment of Contract
This contract shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the parties to this contract.  No assignment or transfer of this contract shall relieve the parties hereto of any obligation incurred hereunder.

SECTION 19.     Accounting
The District shall cause proper books of account to be kept for the District showing as a separate utility system the accounts of the Project and in accordance with the rules and regulations prescribed by any governmental agency authorized to prescribe such rules, including the Division of Municipal Corporations of the State Auditor's Office of the State of Washington, or other State department or agency succeeding to such duties of the State Auditor's Office, and in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission or other Federal agency having jurisdiction over electric public utility companies owning and operating properties similar to the electric properties operated by the District, whether or not the District is required by law to use such system of accounts, and all such accounting records shall be available for inspection and utilization by the duly authorized representatives of the Purchaser at all reasonable times.  The District shall supply monthy to the Purchaser such reports of the operation and maintenance of the Project as the Purchaser may from time to time reasonably request.  The District shall cause such books of account to be audited by independent certified public accountants, experienced in electric utility accounting and of national reputation, to be employed by the District.  The audits to be made by such certified public accountants, as above mentioned, shall be made annually and shall cover each calendar year during the term of this contract, beginning with the year in which the Date of Commercial Operation occurs, and shall be completed within one hundred twenty (120) days following the end of each such calendar year.  A copy of each such annual audit, including any recommendations of the accountants with respect thereto, shall be made available by the District to the Purchaser.

SECTION 20.     Operation and Maintenance of Project
The District will maintain the Project in good operating condition at all times except to the extent prevented by Uncontrollable Forces and will make renewals and replacements thereof, as needed.  In the event of any failure of or damage whatsoever to facilities of the Project, or any reduction in the delivery of power and energy therefrom for any cause whatsoever, the District agrees that it will, with due diligence, expedite the repair or replacement of said facilities or remedy the condition causing such reduction to the end that the delivery of power and energy as required by this contract will be re-established as soon as reasonably possible When requested by the Purchaser and to the extent reasonable to do so under all of the circumstances, the District shall also use its best efforts to obtain the necessary replacement power and energy at the lowest possible cost for so long a period of time as any deficiency exists for the causes heretofore stated in this Section 20.  The cost of such replacement power and energy shall be paid by the Purchaser in addition to all other costs to be paid by the Purchaser in accordance with the other provisions of this contract.
The District shall operate and maintain the Project in an efficient, economical and workmanlike manner and consistent with good business and operating practices followed by other electric utilities in the Pacific Northwest.  The costs of operation and maintenance shall at all times be reasonable and consistent with the costs of operation and maintenance of similar electric facilities by public and private agencies in the Pacific Northwest.
Authorized representatives of the Purchaser shall have reasonable access to the entire Project for the purpose of inspection, and all books and records pertaining to the operation and maintenance of the Project shall be made available to the Purchaser by the District at all reasonable times for inspection and utilization.
Maintenance, repairs, renewals and replacements shall be scheduled and performed by the District with the intent of obtaining the optimum operation of the Project as required to meet the respective requirements of all purchasers of power and energy from the Project, and shall be performed at all times in a prudent and economical manner.
The parties hereto hereby agree to cooperate on matters relating to operation, maintenance and repair of the Project and the power resources of the Purchaser, as such matters relate to said operation and maintenance of the Project in coordination with the operation and maintenance of the power resources of the Purchaser and other interconnected generating systems, to assure continued maximum production of usable power and energy in the most efficient manner from the Project with the reservoir, generating and transmission facilities and water available at the generating stations of the parties.
Calculation of the transmission and transformation losses referred to in Section 5 hereof shall be made by the District using factors to be agreed upon by representatives of the parties hereto.
The District shall not voluntarily sell or otherwise dispose of the Project or any portion thereof so as to impair the obligation of the District to make available to Purchaser Purchaser's Share of Project Output hereunder or perform any act that would adversely affect the rights of the Purchaser hereunder.

SECTION 21.     Insurance
The District agrees promptly to take all necessary steps to procure at the earliest practicable time and thereafter to maintain in effect at all times insofar as reasonably possible to do so, adequate insurance with responsible insurers under policies with losses payable to the District for the benefit of the District and the Purchaser as their respective interests may appear, to protect and insure against:
(a)           Employer's liability to the extent not covered by the Workmen's Compensation Act of the State of Washington.  The District shall comply with the provisions of the Workmen's Compensation Act of the State of Washington;
(b)           Public liability of the District for bodily injury and property damage;
(c)           Physical damage due to fire;
(d)           All risks of physical damage to property and equipment during transportation and installation;
(e)           All risks of physical damage and loss in excess of an appropriate deductible amount, arising from perils not covered by the above insurance to the extent available at reasonable cost;
(f)           Other risks as deemed necessary.
To the extent not covered by the foregoing insurance, the District agrees to procure and keep in effect at all times such policies of insurance, and in such amounts, as shall be required by the terms of the bond resolutions authorizing the issuance of Rocky Reach Hydro-Electric System Revenue Bonds.

SECTION 22.     Billing
Prior to the tenth (10th) day of each calendar month after the Date of Commercial Operation, the District shall mail to the Purchaser a bill showing in detail:
(a)           The amounts due for the prior month pursuant to Section 6 hereof except the amounts due pursuant to paragraph (c)(1) of said Section 6;
(b)           The amount due in the prior month pursuant to paragraph (c)(1) of Section 6 hereof, as provided in said Section 6; and each bill shall reflect any advance payment by Purchaser pursuant to Section 6 hereof.
The balance due upon said bill shall be due and payable by the Purchaser on or before the twentieth (20th) day of said month or on or before the tenth (10th) day following the date of mailing said bill, whichever is the later (which date is hereinafter referred to as the "Due Date").  Failure to receive a bill shall not release the Purchaser from liability for payment.  If payment in full is not made on or before the Due Date, a delayed payment charge of two per centum (2%) of the unpaid amount of the bill will be made, except that, in the case of a bona fide dispute as to the amount of the bill, the delayed payment charge shall be applicable only to the portion thereof admittedly due and not paid.
Except as to any portion of a bill which may in good faith be disputed by the Purchaser, the District may, whenever a bill or portion thereof remains unpaid after thirty (30) days' advance notice of said delinquency in writing by registered mail, discontinue service to the Purchaser until such bill is paid, or at its option, cancel the contract.  No such discontinuance of service or cancellation shall affect the Purchaser's liability for any charges accrued prior thereto, nor be deemed to waive any right of the District to damages.
If at any time service is discontinued as provided in this Section 22, the Purchaser agrees that it will nevertheless continue to make the payments required to be paid by it to the District the same as though service had not been discontinued.
Remittances received by mail will be accepted without assessment of the two per centum (2%) delayed payment charge, provided the postmark indicates payment was mailed on or before the Due Date.  If the Due Date is on a Sunday or a holiday, the following business day shall be the last day on which payment can be made without the addition of the delayed payment charge.
A final accounting for each calendar year shall be rendered to the Purchaser by the District on or before May 15 of the succeeding year.  Any balance due the District shall be paid within thirty (30) days from the date of mailing said final accounting.  Settlement for any credit due the Purchaser shall be made promptly after such final accounting has been rendered as aforesaid.

SECTION 23.     Installation of Additional Units
(a)           From time to time during the term hereof the District may propose to expand the Project by installing additional generating facilities.  Whenever the District proposes to so expand the Project it shall give notice in writing of such intent to the Purchaser stating:
(1)           The estimated cost of such additional generating facilities;
(2)           The proposed method of financing the cost of said facilities;
(3)           The estimated additional power and energy which would be available as a result of the installation of said facilities;
(4)           The estimated incremental cost (i.e., the costs which will be incurred as a result of installing the proposed additional facilities, which costs would not be incurred were such proposed additional facilities not installed) of said additional power and energy on an annual basis; and
(5)           The estimated construction period for the installation of said facilities.
The notice shall also contain other available pertinent information.
(b)           The Purchaser shall have the option of purchasing a share of said additional power and energy determined by multiplying the total additional power and energy by the Purchaser's Allotment as it may exist from time to time pursuant to the provisions of Sections 5 and11 hereof, and may exercise such option by giving written notice to the District on or before the expiration of ninety (90) days from the receipt of said written notice from the District.  Failure to exercise its option to purchase additional power and energy which would be available from the installation of additional generating facilities proposed by the District at any time shall not be construed to waive the rights of the Purchaser to a share of the additional power and energy which would be available from additional facilities proposed for installation by the District at a later date.
(c)           If the Purchaser exercises its option to take its share of said additional power and energy, it shall pay for said additional power and energy a percentage of the incremental annual cost of said additional facilities corresponding to the per cent the share of additional power and energy which it purchases is to the total additional power and energy available as a result of the installation of the additional facilities.  If the Purchaser does not elect to take additional power and energy which would be available from the installation of additional generating facilities, it shall continue to receive the same amount of power and energy and pay the same annual power cost therefor as if such additional generating facilities had not been installed.
(d)           If, after the Purchaser shall have exercised its option as aforesaid, the District shall determine that it is not economically feasible for it to install additional generating facilities as proposed, the District shall be under no obligation to do so and shall so notify the Purchaser.
(e)           Notwithstanding any other provisions of Section 23 hereof, whenever the District is compelled to install additional facilities at or in the Project by any order or decision of the Federal Power Commission or any State or Federal government agency with authority to issue or make and enforce such an order or decision, the Purchaser shall share the benefits and costs resulting from the installation of said additional facilities in the same manner and to the same extent as if the Purchaser had voluntarily exercised its option to purchase the power and energy resulting from said installation as provided earlier in Section 23 hereof.

SECTION 24.     District's Bond Resolution and License
It is recognized by the parties hereto that the District in its operation of the Project and in the delivery of the power hereunder to the Purchaser, must comply with the requirements of the resolutions authorizing the issuance of the Rocky Reach Hydro-Electric System Revenue Bonds and with the license for the construction and operation of the Project as issued by the Federal Power Commission and amendments thereof from time to time made and it is therefore accordingly agreed that this contract is made subject to the terms and provisions of said resolutions and license.  The District shall not, without the written consent of the Purchaser, amend, modify or otherwise change said resolutions or apply for or consent to an amendment, modification or change of said license if such amendment, modification or change would be to the disadvantage of the Purchaser; provided, however, that the District shall in due course make application to the Federal Power Commission for amendment of the Rocky Reach license (Project No. 2145) to permit the change in capacity of generating units initially installed from 90,000 kilowatts each to 101,650 kilowatts each (nameplate rating).

SECTION 25.     Liability of Parties
The District and the Purchaser each assumes full responsibility and liability for the maintenance and operation of its respective properties and shall indemnify and save harmless the other party from all liability and expense on account of any and all damages, claims or actions, including injury to or death of persons, arising from any act or accident in connection with the installation, presence, maintenance, and operation of the property and equipment of the indemnifying party; provided, that any liability which is incurred by the District through the operation and maintenance of the Project and not covered by insurance shall be paid solely from the revenue of the said Project, and any payments made by the District to satisfy such liability shall become part of the annual power costs as set forth in Section 6 hereof.
At all times that the District is taking a percentage of the Project Output it shall have all of the rights and obligations of a Purchaser under this contract, except those set forth in Sections 9, 22 and 23 hereof.  The percentage of the Project Output taken by the District at any time shall be deemed to be that percentage of the Project Output which remains at that time after deducting the total of the percentages representing all other Purchaser's Allotments.

SECTION 26.     Conflict of Laws
The parties hereto agree that this contract shall be governed by the laws of the State of Washington.

SECTION 27.     Waiver of Default
Any waiver at any time by either party hereto of its rights with respect to the other party or with respect to any other matters arising in connection with this contract shall not be considered a waiver with respect to any subsequent default or matter.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

(SEAL)	PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON By /s/ L. J. Richardson President
ATTEST: /s/ Ivan Compton Secretary

(SEAL)	PUGET SOUND POWER & LIGHT COMPANY By /s/ Frank McLaughlin President
ATTEST: /s/ Ralph M. Davis Secretary

EXHIBIT "A"
Distribution of Project Output

	Percent of Project Output Sold
Purchasers	Date of Commercial Operation to and Including June 30, 1967	July 1, 1967 to and Including June 30, 1972	July 1, 1972 to and Including June 30, 1977	Thereafter during the remainder of the term of the Contracts

Puget Sound Power & Light Company (1)	50.0	52.2	54.6	56.8

Aluminum Company of America	23.0	23.0	23.0	23.0

Portland General Electric Company	16.0	14.7	13.3	12.0

Pacific Power & Light Company	7.1	6.5	5.9	5.3

The Washington Water Power Company	3.9	3.6	3.2	2.9

	100.0	100.0	100.0	100.0

(1) - Subject to the provisions of Section 5 of the Power Sales Contract between Puget Sound Power & Light Company and the District.